    As filed with the Securities and Exchange Commission on December 23, 2004

                                                              File No. 811-21622
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM N-1A

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

                               Amendment No. 1 [x]

                        (Check appropriate box or boxes)

                   THRIVENT FINANCIAL SECURITIES LENDING TRUST
               (Exact Name of Registrant as Specified in Charter)

     625 Fourth Avenue South, Minneapolis, Minnesota             55415
        (Address of Principal Executive Offices)              (Zip Code)

                                 (612) 340-7005
              (Registrant's Telephone Number, Including Area Code)

                                  John C. Bjork
                               Assistant Secretary
                             625 Fourth Avenue South
                          Minneapolis, Minnesota 55415
                     (Name and Address of Agent for Service)

EXPLANATORY NOTE

This Registration Statement on Form N-1A is being filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not registered under the Securities Act of 1933 (the "1933 Act") because such interests are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by domestic investment companies, institutional client separate accounts, 401(k) plan assets, common or commingled trust funds or collective investment trusts or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the 1933 Act, any beneficial interests in the Registrant.

================================================================================

                      EXPLANATORY NOTE REGARDING AMENDMENT

Registrant is filing this Post-Effective Amendment No. 1 for the purpose of incorporating a supplement to the prospectus and statement of additional information and filing several exhibits. The Amendment is not intended to amend or delete any part of the registration statement, except as specifically noted herein. The prospectus and statement of additional information included in Registrant's initial registration statement on Form N-1A, file no. 811-21622, filed on August 25, 2004, are expressly incorporated by reference.

                   THRIVENT FINANCIAL SECURITIES LENDING TRUST

                            Supplement to Prospectus
                                       and
            Statement of Additional Information dated August 25, 2004

1. The fourth paragraph under "Item 6. Shareholder Information" and the first paragraph under "Item 17. Purchase, Redemption and Pricing of Shares--Valuation of Fund Shares" are each amended to state:

     The net asset value per share of the Portfolio is determined as of 5:00 p.m. Eastern time (or earlier if the Federal Reserve Bank closes prior to 5:00 p.m.). The net asset value of the Portfolio will be calculated on each day that the New York Stock Exchange is open for business.

2. The following disclosure is added at the end of "Item 4. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings:"

     A description of the Funds' policies and procedures with respect to the disclosure of their portfolio securities is available in the statement of additional information for the Trust.

3. The following disclosure is added at the end of "Item 6. Shareholder Information:"

     POLICY REGARDING FREQUENT PURCHASES AND REDEMPTIONS

     The Board of Trustees has adopted the following policy with respect to frequent purchases and redemptions of shares of the Portfolio. Since the only shareholders in the Portfolio are affiliates of the Trust and the investments are all "eligible securities" within the meaning of Rule 2a-7, the Portfolio does not restrict the frequency of purchases and redemptions.

4. The following disclosure is added at the end of "Item 11. Description of Trust and Its Investments and Risks:"

     The Trust has adopted policies and procedures relating to disclosure of its portfolio securities. The policies and procedures relating to disclosure of portfolio securities are designed to allow disclosure of portfolio holdings information where necessary to the operation of the Trust or useful to the Trust's shareholders without compromising the integrity or performance of the Trust. Except when there are legitimate business purposes for selective disclosure and other conditions (designed to protect the Trust and its shareholders) are met, the Trust does not provide or permit others to provide information about its portfolio holdings on a selective basis.

     The Trust includes portfolio holdings information as required in regulatory filings and shareholder reports, discloses portfolio holdings information as required by federal or state securities laws and may disclose portfolio holdings information in response to requests by governmental authorities. In addition, Thrivent Financial may post portfolio holdings information on its website (www.Thrivent.com). For each portfolio security, the posted information includes its name, the number of shares held by the Trust, the market value of its holdings, and the percentage of the Trust's assets represented by each industry sector. The day after portfolio holdings information is publicly available on the website, it may be mailed, e-mailed or otherwise transmitted to any person.

     Thrivent Financial may distribute or authorize the distribution of information about the Trust's portfolio holdings that is not publicly available, on the website or otherwise, to its employees and affiliates that provide services to the Trust. Thrivent Financial may also distribute or authorize distribution of information about the Trust's portfolio holdings that is not publicly available to the Trust's service providers who require access to the information in order to fulfill their contractual duties relating to the Trust, including, without limitation, the custodian, fund accountant, transfer agent, auditor, proxy voting service provider, pricing service, securities lending agent, subadvisers, publisher, printer and mailing agent, or to facilitate the review of the Trust by rating agencies. In addition, the Trust may provide early disclosure of portfolio holdings information to certain other parties, such as third-party consultants advising qualified plans or the Adviser. The Trust may also disclose portfolio holdings information to broker/dealers and certain other entities in order to assist the Trust with potential transactions and management of the Trust.

     Information may be disclosed with any frequency and any time lag, as appropriate. Thrivent Financial does not expect to disclose information about the Trust's portfolio holdings that is not publicly available to the Trust's investors or to intermediaries that distribute the Trust's shares

     Before any non-public disclosure of information about the Trust's portfolio holdings is permitted, however, the Trust's Chief Compliance Officer or a designated attorney in Thrivent Financial's Securities Law Department must determine that the Trust has a legitimate business purpose for providing the portfolio holdings information, that the disclosure is in the best interests of the Trust's shareholders, and that the recipient agrees or has a duty to keep the information confidential and agrees not to trade directly or indirectly based on the information or to use the information to form a specific recommendation about whether to invest in the Trust or any other security. Under no circumstances may the Trust, Thrivent Financial or their affiliates receive any consideration or compensation for disclosing the information.

     In accordance with these policies and procedures, the Trust has ongoing arrangements to provide the Trust's portfolio holding information to State Street Bank and Trust Company (custodian and securities lending agent) at the end of each day, to Lipper, Bloomberg, Vickers Stock Research Corporation, Thompson Financial, and Standards & Poors on a monthly basis one day after the end of the month, to Morningstar, Inc. on a monthly basis 60 days after the end of the month, and to Callan Associates on a quarterly basis one day after the end of the quarter.

     As part of the annual review of the compliance policies and procedures of the Trust, the Chief Compliance Officer will discuss the operation and effectiveness of this policy and any changes to the Policy that have been made or recommended with the Board.

                The date of this Supplement is December 23, 2004.

Please include this Supplement with your Prospectus and Statement of Additional Information.

                                     PART C

ITEM 22. EXHIBITS

     (a)  Declaration of Trust, effective as of August 5, 2004 (1)

     (b)  By-Laws (1)

     (c)  None.

     (d) Investment Advisory Agreement between Thrivent Financial Securities Lending Trust and Thrivent Financial for Lutherans (1)

     (e)  Not Applicable.

     (f)  Not Applicable.

     (g) Custodian Agreement between Thrivent Financial Securities Lending Trust and State Street Bank and Trust Company. (1)

     (h)(1) Transfer Agency Agreement between Thrivent Financial Securities Lending Trust and State Street Bank and Trust Company filed herewith.

     (h)(2) Administration Contract between Thrivent Financial Securities Lending Trust and Thrivent Investment Management Inc. (1)

     (i)  Not Applicable.

     (j)  Not Applicable.

     (k)  Not Applicable.

     (l)  None.

     (m)  Not Applicable.

     (n)  Not Applicable.

     (o)  Not Applicable.

     (p)(1) Form of Code of Ethics (Rule 17j-1) for Registrant filed herewith.

     (p)(2) Code of Ethics for Registrant's Principal Executive, Financial, and Accounting Officers filed herewith.

     (q)  Powers of attorney (1)

          (a)  Power of Attorney for Randall L. Boushek filed herewith.
          (b)  Power of Attorney for Richard A. Hauser filed herewith.

(1) Incorporated by reference from the initial registration statement of Registrant on Form N-1A, file no. 811-21622 filed on August 25, 2004.

ITEM 23. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

Registrant is a Massachusetts business trust organized on August 5, 2004, Registrant's sponsor, Thrivent Financial for Lutherans ("Thrivent Financial"), is a fraternal benefit society organized under the laws of the State of Wisconsin and is owned by and operated for its members. It has no stockholders and is not subject to the control of any affiliated persons.

The following list shows the relationship of each wholly-owned direct and indirect subsidiary to Thrivent Financial. Financial statements of Thrivent Financial will be filed on a consolidated basis.

-------------------------------------------------------------------------------------------
                                                                                State of
   Thrivent Financial Entities                Primary Business               Incorporation
-------------------------------------------------------------------------------------------
Thrivent Financial for Lutherans   Fraternal benefit society offering       Wisconsin
                                   financial services and products
-------------------------------------------------------------------------------------------
Thrivent Financial Holdings,       Holding Company with no                  Delaware
Inc.                               independent operations
-------------------------------------------------------------------------------------------
Thrivent Financial Bank            Federally chartered bank                 Federal Charter
-------------------------------------------------------------------------------------------
Thrivent Investment                Broker-dealer and Investment adviser     Delaware
Management Inc.
-------------------------------------------------------------------------------------------
North Meadows Investment Ltd.      Organized for the purpose of holding     Wisconsin
                                   and investing in real estate
-------------------------------------------------------------------------------------------
Thrivent Service                   Organized for the purpose of owning      Wisconsin
Organization, Inc.                 bank account withdrawal authorizations
-------------------------------------------------------------------------------------------
Thrivent Life Insurance            Life insurance company                   Minnesota
Company
-------------------------------------------------------------------------------------------
Thrivent Financial Investor        Transfer agent for The Lutheran          Pennsylvania
Services Inc.                      Brotherhood Family of Funds
-------------------------------------------------------------------------------------------
Thrivent Property & Casualty       Auto and homeowners insurance company    Minnesota
Insurance Agency, Inc.
-------------------------------------------------------------------------------------------
Field Agents' Brokerage            Licensed Life and Health Agency          Minnesota
Company
-------------------------------------------------------------------------------------------
MCB Financial Services, Inc.       Not formally engaged in business         Minnesota
-------------------------------------------------------------------------------------------

ITEM 24. INDEMNIFICATION

Under Article 5.3 of the Registrant's Declaration of Trust, the Trust shall indemnify any indemnitee, for covered expenses (expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection with a covered proceeding) in any covered proceeding (any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an indemnitee is or was a party or is threatened to be made a party), whether or not there is an adjudication of liability as to such indemnitee, if a determination has been made that the indemnitee was not liable by reason of disabling conduct, by (i) a final decision of the court or other body before which the covered proceeding was brought; or (ii) in the absence of such decision, a reasonable determination, based on a review of the facts, by either (a) the vote of a majority of a quorum of Trustees who are neither "interested persons", as defined in the 1940 Act nor parties to the covered proceeding or (b) an independent legal counsel in a written opinion; provided that such Trustees or counsel, in reaching such determination, may need not presume the absence of disabling conduct on the part of the indemnitee by reason of the manner in which the covered proceeding was terminated.

Covered expenses incurred by an indemnitee in connection with a covered proceeding shall be advanced by the Trust to an indemnitee prior to the final disposition of a covered proceeding upon the request of the indemnitee for such advance and the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that the indemnitee is entitled to indemnification thereunder, but only if one or more of the following is the case: (i) the indemnitee shall provide a security for such undertaking; (ii) the Trust shall be insured against losses arising out of any lawful advances; or
(iii) here shall have been a determination, based on a review of the readily available facts (as opposed to a fully trial-type inquiry) that there is a reason to believe that the indemnitee ultimately will be found entitled to indemnification by either independent legal counsel in a written opinion or by the vote of a majority of a quorum of trustee who are neither "interested persons" as defined in the 1940 Act nor parties to the covered proceeding.

ITEM 25. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER

See "Management of the Trust" in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference thereto.

ITEM 26. PRINCIPAL UNDERWRITERS

Not Applicable.

ITEM 27. LOCATION OF ACCOUNTS AND RECORDS

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of Thrivent Financial at 625 Fourth Avenue South, Minneapolis, Minnesota 55415.

ITEM 28. MANAGEMENT SERVICES

None.

ITEM 29. UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Thrivent Financial Securities Lending Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Minneapolis and State of Minnesota on the 23rd day of December, 2004.

THRIVENT FINANCIAL SECURITIES LENDING TRUST


By: /s/ John C. Bjork
    ----------------------------------
    John C. Bjork, Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                                Title
---------                                -----


*                                        President and Trustee (Principal
--------------------------------------   Executive Officer)
Pamela J. Moret


*                                        Treasurer (Principal Financial and
--------------------------------------   Accounting Officer)
Randall L. Boushek


*                                        Trustee
--------------------------------------
F. Gregory Campbell


*                                        Trustee
--------------------------------------
Herbert F. Eggerding, Jr.


*                                        Trustee
--------------------------------------
Noel K. Estenson


*                                        Trustee
--------------------------------------
Richard L. Gady


*                                        Trustee
--------------------------------------
Richard A. Hauser


*                                        Trustee
--------------------------------------
Connie M. Levi


*                                        Trustee
--------------------------------------
Edward W. Smeds

* John C. Bjork, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Trustees and Officers of Thrivent Financial Securities Lending Trust pursuant to the powers of attorney duly executed by such persons.


Dated: December 23, 2004                 /s/ John C. Bjork
                                         ---------------------------------------
                                         John C. Bjork
                                         Attorney-in-Fact

                                  EXHIBIT LIST

Item No.         Exhibit
--------         -------
Exhibit (h)(l)   Transfer Agency Agreement between Thrivent Financial Securities
                 Lending Trust and State Street Bank and Trust Company

Exhibit (p)(l)   Form of Code of Ethics (Rule 17j-1) for Registrant

Exhibit (p)(2)   Code of Ethics for Registrant's Principal Executive, Financial,
                 and Accounting Officers

Exhibit (q)      Powers of Attorney
                 (a) Richard L. Boushek
                 (b) Richard A. Hauser